Exhibit 99.1
NEWS RELEASE
ATLANTA, Dec. 13 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, announced today that James W. Lyons has resigned as chief operating officer to pursue another business opportunity. He will remain with the Company through the end of December to assist with key transition activities.
AFC Chief Executive Officer Cheryl Bachelder stated, “Jim has done an outstanding job since joining Popeyes in 2004. We thank him for his many significant contributions to the Company and we wish him much success in the future.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of October 7, 2007, Popeyes had 1,881 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com